EXHIBIT 4.6

PREFERRED SHARE RIGHTS AGREEMENT

dated August 29, 2007

by and among

Asia Silicon Technology Holdings Inc.

Happy Genius Holdings Limited

and

TB Silicon Ltd.

and

Benchmark Europe III, L.P.

(as nominee for Benchmark Europe III, L.P.,

Benchmark Europe Founders’ Fund III L.P. and related individuals,

acting by its manager Balderton Capital Management (UK) LLP)

TABLE OF CONTENTS

		Page No.
ARTICLE I DEFINITIONS		3
ARTICLE II ANTI-DILUTION		5
2.01	Adjustment to Conversion Price	5
2.02	No Adjustment to Conversion Price	5
2.03	Deemed Issuance of Additional Share	5
2.04	Determination of Consideration	7
ARTICLE III ADJUSTMENT FOR SHARE SPLITS, COMBINATIONS AND SO FORTH		8
ARTICLE IV RIGHT OF CO-SALE		8
4.01	Transfer Notice	8
4.02	Investors’ Right of Co-Sale	8
4.03	Limitations	9
ARTICLE V PUT OPTION		9
5.01	First Put Right	9
5.02	Second Put Right	9
5.03	Third Put Right	10
ARTICLE VI MISCELLANEOUS		11
6.01	No Change of Control	11
6.02	Termination of Rights	11
6.03	Notices	11
6.04	Entire Agreement	13
6.05	Waiver	13
6.06	Amendment	13
6.07	No Assignment; Binding Effect	13
6.08	Headings	13
6.09	Governing Law; Arbitration	13
6.10	Severability	14
6.11	Counterparts	14

This PREFERRED SHARE RIGHTS AGREEMENT (this “Agreement”) dated August 29, 2007 is made and entered into by and among:

(1) Asia Silicon Technology Holdings Inc. (the “Company”); a company incorporated and existing under the laws of Cayman Islands and having its registered address at Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands,

(2) Happy Genius Holdings Limited (“Genius”), a company incorporated and existing under the laws of the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands,

(3) TB Silicon Ltd. (“TB”), a company incorporated and existing under the Laws of the British Virgin Islands and having its registered office at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands, and

(4) Benchmark Europe III, L.P. (as nominee for Benchmark Europe III, L.P., Benchmark Europe Founders’ Fund III L.P. and related individuals, acting by its manager Balderton Capital Management (UK) LLP) (“Balderton”, and collectively referred to with TB as the “Investors” and each individually, an “Investor”), having its registered office at 20 Balderton Street, London W1K 6TL.

WHEREAS, Genius has agreed to sell to TB and TB has agreed to purchase from Genius a total of 4,167 ordinary shares of the Company, par value US$0.01 per share (the “Ordinary Shares”), and Genius has agreed to sell to Balderton and Balderton has agreed to purchase from Genius a total of 12,500 Ordinary Shares, and the Company has agreed to re-designate all the Ordinary Shares so purchased by the Investors into the same number of Series A Convertible Preferred Shares of the Company, par value US$0.01 per share (“Series A Shares”, and all Ordinary Shares so purchased by the Investors and the Series A Shares so re-designated from such Ordinary Shares are collectively referred to as the “Purchased Shares”), subject to the terms and conditions set forth in that certain share purchase agreement of even date herewith by and among the Company, Genius and the Investors (the “Share Purchase Agreement”);

WHEREAS, in order to induce the Investors to enter into the Share Purchase Agreement, the Company and Genius agree that this Agreement shall govern certain anti-dilution, co-sale and put rights given to the Investors and other matters as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

(a) Defined Terms. Capitalized terms not otherwise defined herein shall have the same meanings as given in the Share Purchase Agreement. As used in this Agreement, the following defined terms have the meanings indicated below:

“Additional Shares” means any shares of, or securities convertible into or exchangeable or exercisable for any share of, any class of the share capital of the Company issued after the Closing Date, other than:

(i)	Ordinary Shares issued or issuable upon conversion of Series A Shares or upon the exercise or conversion of any Convertible Securities or any options or warrants outstanding as of the date hereof;

(ii)	not more than 50,000 Ordinary Shares (as adjusted for any share dividends, combinations, splits, recapitalization and including any such shares which are repurchased) issuable or issued to officers, directors, employees, consultants, or advisors of the Company pursuant options issued under the Share Option Plan (as defined in the Share Purchase Agreement);

(iii)	any share split, share dividend, recapitalization or similar transaction for which proportional adjustments are made;

(iv)	Ordinary Shares or other equity securities directly or indirectly convertible into or exchangeable for Ordinary Shares issued in a bona fide acquisition, merger, consolidation, strategic alliance, license of technology or similar business combination or strategic transaction, the terms of which are approved by the Board; and

(v)	Ordinary Shares issued in an underwritten public offering.

“Audited Consolidated EBIT” means the audited consolidated earnings before interest and tax of the Group Companies, which shall be calculated in accordance with US GAAP as gross profit less operating costs and expenses.

“Closing” means the Closing as defined under the Share Purchase Agreement, and “Closing Date” means the date of Closing.

“Convertible Securities” means any evidences of indebtedness, shares (other than Series A Shares and Ordinary Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

“Existing Charged Shares” means 100,000 Ordinary Shares charged by Genius to TB pursuant to the Share Charge Agreement.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

“Option Price Per Share” has the meaning ascribed to it in Section 5.02.

“Qualified IPO” means a firm commitment underwritten public offering of Ordinary Shares of the Company and the listing of such Ordinary Shares on a reputable international stock exchange (including without limitation stock exchanges in the United States, Hong Kong and Singapore, or any other stock exchange that is approved by the Board, including the Series A Directors) at a per-share public offering price of at least US$2,400 (as adjusted for splits, combinations, and so forth) and with aggregate gross proceeds to the Company (before payment of underwriters’ discounts, commissions and offering expenses) in excess of US$300,000,000.

“Second Put Charged Shares” has the meaning ascribed to it in Section 5.02.

“Second Put Right” has the meaning ascribed to it in Section 5.02.

“Second Put Shares” has the meaning ascribed to it in Section 5.02.

“Share Charge Agreement” means that certain share charge agreement entered into by and between Mandra and TB on August 8, 2007, as amended by that certain side letter by and among Genius, Mandra, the Company and TB on August 21, 2007.

“Share Purchase Agreement” has the meaning ascribed to it in the preambles of this Agreement.

“Third Put Charged Shares” has the meaning ascribed to it in Section 5.03.

“Third Put Right” has the meaning ascribed to it in Section 5.03.

“Third Put Shares” has the meaning ascribed to it in Section 5.03.

(b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrase “ordinary course of business” refers to the business of the Group Companies consistent with past custom and practice. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under US GAAP.

ARTICLE II

ANTI-DILUTION

2.01 Adjustment to Conversion Price. If the Company issues Additional Shares for a consideration per share (as determined by in accordance with Section 2.04 below) less than the Conversion Price (as defined in the Restated Articles) in effect immediately prior to such issue, then and in such event, the then-effective Conversion Price shall be reduced concurrently with such issue, to such Conversion Price multiplied by the fraction of:

(i) sum of (x) the number of Ordinary Shares outstanding immediately prior to such issue or sale of Additional Shares plus (y) the aggregate consideration received by the Company in connection with the issue or sale of Additional Shares divided by the Conversion Price in effect immediately prior to such issue or sale; divided by

(ii) sum of (x) the number of Ordinary Shares outstanding immediately prior to such issue or sale of Additional Shares plus (y) the number of Additional Shares so issued or sold provided that for the purpose of this Section 2.01, the number of Ordinary Shares outstanding immediately prior to such issue or sale of Additional Shares shall be calculated to include the number of Ordinary Shares which are issued and outstanding or owned or held, as applicable, at the date of determination plus the number of Ordinary Shares issuable pursuant to any securities, warrants, rights or Options then outstanding, convertible into or exchangeable or exercisable for (whether or not subject to contingencies or passage of time, or both) Ordinary Shares.

2.02 No Adjustment to Conversion Price. No adjustment in the Conversion Price shall be made in respect of the issuance or deemed issuance of Additional Shares if the Company receives written notice from the holders of at least 80% of the then outstanding Series A Shares agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares.

2.03 Deemed Issuance of Additional Share. In the event that the Company at any time or from time to time after the Closing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to sub-paragraph (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that Additional Shares shall not be deemed to have been issued with respect to the Series A Shares unless the consideration per share (determined pursuant to Section 2.04 hereof) of such Additional Shares would be less than the Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Shares are deemed to be issued:

(i) no further adjustment to the Conversion Price shall be made upon the subsequent issuance of Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which have not been exercised or fully exercised, the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A) in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options or Convertible Securities, whether or not exercised or converted, plus the consideration actually received by the Company upon such exercise, conversion or exchange, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised; provided that

(I) no readjustment pursuant to sub-paragraph (ii) or (iii) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (x) the Conversion Price on the original adjustment date, or (y) the applicable Conversion Price that would have resulted from any issuance of Additional Shares between the original adjustment date and such readjustment date; and

(II) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issuance thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in sub-paragraph (iii) above.

2.04 Determination of Consideration. For purposes of Article II, the consideration received by the Company for the issuance of any Additional Shares shall be computed as follows:

(i) Cash and Property. such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C) in the event Additional Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Shares, computed as provided in this sub-paragraph (i), as determined in good faith by the Board.

(ii) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares deemed to have been issued pursuant to Section 2.03, relating to Options and Convertible Securities, shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

ARTICLE III

ADJUSTMENT FOR SHARE SPLITS, COMBINATIONS AND SO FORTH

In the event that the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise) into a greater number of Ordinary Shares, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

ARTICLE IV

RIGHT OF CO-SALE

4.01 Transfer Notice. If at any time (i) Genius or any other holder (or holders together) of at least 30% of the issued Ordinary Shares (the “Selling Shareholder”) proposes to, directly or indirectly, sell, transfer, pledge or otherwise dispose of or permit the sale, transfer, pledge, or other disposition of its Ordinary Shares or any other securities of the Company (each disposition, a “Transfer”), in whole or in part, to one or more third parties, such Selling Shareholder shall give the Investors written notice of the intention to make such Transfer (the “Transfer Notice”). Such Transfer Notice shall include (i) a description of the securities to be Transferred (the “Offered Shares”), (ii) the identity of the prospective transferee(s), and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Shareholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

4.02 Investors’ Right of Co-Sale. (i) Subject to Section 4.03 below, each Investor may, by giving written notice to the Selling Shareholder (the “Co-Sale Notice”) within thirty (30) days after its receipt of the Transfer Notice, notify the Selling Shareholder that such Investor wishes to sell a portion of the securities then held thereby pursuant to this Section 4.02 and the number of securities to be sold (subject to Section 4.02(ii)). Such Investor (a “Co-Sale Participant”) shall therefore have the right to participate in the sale of Offered Shares, on the same terms and conditions as specified in the Transfer Notice. To the extent one or more Investors exercise its right of co-sale in accordance with the terms and conditions set forth below, the number of securities that the Selling Shareholder may sell in the Transfer shall be correspondingly reduced.

(ii) Each Co-Sale Participant may sell all or any part of that number of Ordinary Shares then issued and held by such Co-Sale Participant, or issued upon conversion of Series A Shares owned by such Co-Sale Participant equal to the product obtained by multiplying (i) the Offered Shares, by (ii) a fraction, the numerator of which shall be the number of Ordinary Shares then issued and held by such Co-Sale Participant, or issuable upon conversion of Series A Shares owned by such Co-Sale Participant and the denominator of which shall be the total number of Ordinary Shares issued and outstanding on a fully-diluted basis, calculated immediately prior to the time of the Transfer.

4.03 Limitations. The provisions of Section 4.02 shall not apply to any proposed Transfer of Ordinary Shares by any Ordinary Shareholder that is:

(i) for nominal consideration to Affiliates of such Ordinary Shareholder; or

(ii) to TB upon TB’s enforcement of the Share Charge Agreement.

ARTICLE V

PUT OPTION

5.01 First Put Right. In the event of a breach by Genius and/or the Company of any covenant under Sections 4.02 of the Share Purchase Agreement, the Investors shall have the right to request the Company to redeem (or request Genius to purchase) all or any part of the Purchased Shares that the Investors then hold (including the additional shares the Investors receive pursuant to the anti-dilution provisions as provided above) at a price per share equal to (i) 100% of the Series A Issue Price then in effect (as defined in the Restated Articles) (as adjusted for share splits, share dividends, recapitalizations or the like proportionately or adjusted pursuant to the anti-dilution mechanism as provided herein) plus (ii) all accrued but unpaid dividends (the “First Put Right”). For the avoidance of doubt, the Investors may exercise the First Put Right once and not more than once.

5.02 Second Put Right. If the Audited Consolidated EBIT for the period beginning January 1, 2007 and ending March 31, 2008 is less than US$20 million, the Investors may, by serving a written notice to the Company (or Genius), request the Company to redeem (or Genius to purchase) all or part of the Purchased Shares the Investors then hold (including the additional shares the Investors receive pursuant to the anti-dilution provisions as provided above) (the “Second Put Shares”), at a price per share equal to (i) 150% of the Series A Issue Price then in effect (as adjusted for share splits, share dividends, recapitalizations or the like proportionately or adjusted pursuant to the anti-dilution mechanism as provided herein) (the “Option Price Per Share”), plus (ii) all accrued but unpaid dividends (the “Second Put Right”).

If, within one hundred and twenty (120) days after the written notice is served, the Company (or Genius) does not have sufficient cash legally available to redeem (or purchase) all of the Second Put Shares, Genius shall charge a number of Ordinary Shares (the “Second Put Charged Shares”) to each Investor such that, for each Investor, the aggregate fair market value of (i) the Second Put Charged Shares and (ii) the Second Put Shares remaining to be redeemed or purchased (and, only with respect to TB, also including the Existing Charged Shares, if any) is equal to the total put price (calculated based on the Option Price Per Share) of the Second Put Shares remaining to be redeemed or purchased.

In the event that Genius is required to charge the Second Put Charged Shares to the Investors as a result of the Investors’ enforcement of the Second Put Right, Genius shall execute one or more additional share charge agreements substantially similar to the Share Charge Agreement in form and substance with respect to such Second Put Charged Shares.

The Company (or Genius) shall undertake to redeem (or purchase) the Second Put Shares remaining to be redeemed or purchased within 12 months after the date of the share charge agreement entered into for the Second Put Charged Shares, failing which the Investors may foreclose upon the Second Put Charged Shares (and, only with respect to TB, the Existing Charged Shares, if any) by taking ownership of such Ordinary Shares, and the Company and Genius shall provide all necessary assistance and take all reasonable actions to complete and effect such transfer. Upon completion of such foreclosure, the Company and Genius shall be deemed to have fulfilled their redemption or purchase obligations in relation to such Second Put Shares remaining to be redeemed or purchased, of which the Investors shall continue to be the owner. In the event that the Company or Genius has raised the necessary fund and redeemed or purchased the Second Put Shares remaining to be redeemed or purchased within the above 12 months period, the Investors shall release the Second Put Charged Shares (and, only with respect to TB, the Existing Charged Shares, if any) to Genius.

For the avoidance of doubt, the Investors may exercise the Second Put Right once and not more than once.

5.03 Third Put Right. If the Company has not achieved a Qualified IPO within three (3) years after the Closing Date, within thirty (30) days after the third anniversary of the Closing Date, the Investors may, by serving a written notice to the Company (or Genius), request the Company to redeem (or Genius to purchase) all or any part of the outstanding Purchased Shares the Investors then hold (including the additional shares the Investors receive pursuant to the anti-dilution provisions as provided above) (the “Third Put Shares”) at the Option Price Per Share, plus all accrued but unpaid dividends (the “Third Put Right”), provided that the Investors have not exercised the Second Put Right.

If, within one hundred and twenty (120) days after the written notice is served, the Company (or Genius) does not have sufficient cash legally available to redeem (or purchase) all the Third Put Shares, Genius shall charge a number of Ordinary Shares (the “Third Put Charged Shares”) to each Investor such that, for each Investor, the aggregate fair market value of (i) the Third Put Charged Shares and (ii) the Third Put Shares remaining to be redeemed or purchased (and, only with respect to TB, also including the Existing Charged Shares, if any) is equal to the total put price (calculated based on the Option Price Per Share) of the Third Put Shares remaining to be redeemed or purchased.

In the event that Genius is required to charge Third Put Charged Shares to the Investors as a result of the Investors’ enforcement of the Third Put Right, Genius shall execute one or more additional share charge agreements substantially similar to the Share Charge Agreement in form and substance with respect to such Third Put Charged Shares.

The Company (or Genius) shall undertake to redeem (or purchase) the Third Put Shares remaining to be redeemed or purchased within 12 months after the date of the share charge agreement entered into for the Third Put Charged Shares, failing which the Investors may foreclose upon the Third Put Charged Shares (and, only with respect to TB, the Existing Charged Shares, if any) by taking ownership of such Ordinary Shares, and the Company and Genius shall provide all necessary assistance and take all reasonable actions to complete and effect such transfer. Upon completion of such foreclosure, the Company and Genius shall then be deemed to have fulfilled their redemption or purchase obligations in relation to such Third Put Shares remaining to be redeemed or purchased, of which the Investors shall continue to be the owner. In the event that the Company or Genius has raised the necessary fund and redeemed or purchased the Third Put Shares remaining to be redeemed or purchased within the above 12 months period, the Investors shall release the Third Put Charged Shares (and, only with respect to TB, the Existing Charged Shares, if any) to Genius.

For the avoidance of doubt, the Investors may exercise the Third Put Right once and not more than once.

ARTICLE VI

MISCELLANEOUS

6.01 No Change of Control. So long as an Investor continues to hold any Purchased Shares (and with respect to TB, including for so long as it continues to hold any Ordinary Shares), but only up to the occurrence of a Qualified IPO, Genius agrees to retain ownership of no less than 50% of the issued and outstanding share capital of the Company.

6.02 Termination of Rights. The anti-dilution, co-sale and put rights granted to the Investors pursuant to Articles II, III, IV and V hereof shall terminate upon the closing of a Qualified IPO.

6.03 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (certified mail, receipt requested and postage prepaid) to the parties at the following addresses or facsimile numbers:

If to TB, to:

TB Silicon Ltd.

C/O Trust Bridge Partners LLP

Unit 2701B, AZIA Center, 1233 Lujiazui Ring Road

Shanghai, 200120 China

Facsimile No.: (86) 21 5876 7238

Attn: Shujin Li / Donglei Zhou

If to Balderton, to:

Benchmark Europe III, L.P.

C/O Balderton Capital Management (UK) LLP

20 Balderton Street, London W1K 6TL

Facsimile No.: +44 (0) 207 016 6810

Attn: Jerome Misso/John Mesrie

If to the Company, to:

Asia Silicon Technology Holdings Inc.

36th Floor, Two Exchange Square

Central, Hong Kong

Facsimile No.: 852 2526 7638

Attn: Richard Li / David Fung

If to Genius, to:

Happy Genius Holdings Limited

C/O Mandra Materials Limited

10th Floor, Fung House,

19-20 Connaught Road Central,

Central, Hong Kong

Facsimile No.: 852 3113 8252

Attn: Song-yi Zhang

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt of confirmation of error-free transmission, and (c) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given seven (7) days after delivery (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving seven (7) days prior notice specifying such change to the other party hereto.

6.04 Entire Agreement. This Agreement and any other Transaction Agreements (including the schedules and exhibits attached hereto and thereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof; provided, however, that nothing in this Agreement or other Transaction Agreements shall be deemed to terminate or supersede the provisions of (i) the Share Charge Agreement and that certain anti-dilution, co-sale and put option agreement, both entered into by and between Mandra and TB on August 8, 2007, and that certain side letter by and among Genius, Mandra, the Company and TB on August 21, 2007, and (ii) any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

6.05 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative. Any waiver effected in accordance hereto shall be binding upon all of the parties hereto, and their respective assigns.

6.06 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto. Any amendment effected in accordance hereto shall be binding upon all of the parties hereto, and their respective assigns.

6.07 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

6.08 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

6.09 Governing Law; Arbitration. (a) This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

(b) Any controversy or claim arising out of or relating to this Agreement, or any breach of this Agreement, shall be initiated, maintained and finally determined by binding arbitration under the auspices of the Hong Kong International Arbitration Center (the “HKIAC”) and the site of the arbitration shall be in Hong Kong. The arbitral tribunal shall be appointed within 30 days of the notice of dispute, and shall consist of three arbitrators, each party to a dispute shall be entitled to appoint one arbitrator and the third shall be jointly appointed by the disputing parties or, failing such agreement within such 30-day period, the HKIAC shall appoint the third arbitrator.

(c) The arbitration proceeding shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration.

(d) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(e) Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

6.10 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly effects the parties’ intent in entering into this Agreement.

6.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signatures follow on the next page.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party hereto on the date first above written.

Asia Silicon Technology Holdings Inc.

Happy Genius Holdings Limited

[Signature Page to the Preferred Share Rights Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party hereto on the date first above written.

TB Silicon Ltd.

[Signature Page to the Preferred Share Rights Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party hereto on the date first above written.

BENCHMARK EUROPE III, L.P. (as nominee for Benchmark Europe III, L.P. Benchmark Europe Founders’ Fund III, L.P. and related individuals)

acting by its manager Balderton Capital Management (UK) LLP

[Signature Page to the Preferred Share Rights Agreement]